                                                                      Exhibit 12

                            Nationwide Credit, Inc.
                       Statement Regarding Computation of
                           Earnings to Fixed Charges

                                                                       THREE
                                                                      MONTHS
                                                                       ENDED
                                                                     MARCH 31,
                                                          PRO FORMA ------------
                          1993   1994  1995   1996  1997    1997    1997   1998
                          ----- ------ ----- ------ ----- --------- ----  ------
Fixed charges:
  Interest expense*.....    526    680   501    241   122   12,798   31    4,088
  Portion of rent
   expense
   representative of
   interest (1/3).......    943  1,371 1,498  1,437 1,575    1,590  391      360
                          ----- ------ ----- ------ -----  -------  ---   ------
                          1,469  2,051 1,999  1,678 1,697   14,388  422    4,448
Earnings:
  Income (loss) from
   continuing operations
   before income taxes
   and extraordinary
   item.................  5,503 18,910 4,102  8,766 2,316  (19,312) (92)  (3,561)
  Fixed charges per
   above................  1,469  2,051 1,999  1,678 1,697   14,388  422    4,448
                          ----- ------ ----- ------ -----  -------  ---   ------
                          6,972 20,961 6,101 10,444 4,013   (4,924) 330      887
Ratio of earnings to
 fixed charges..........    4.8   10.2   3.1    6.2   2.4      --   --       --
Deficit in fixed charges
 coverage...............    N/A    N/A   N/A    N/A   N/A  $19,312  $92   $3,561

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* Includes amortization of deferred debt issuance costs.